As filed with the Securities and Exchange Commission on November 1, 2004

Reg. No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Longport, Inc.

(Exact name of registrant as specified in its charter)

Delaware	23-2715528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

740 South Chester Road Swarthmore, Pennsylvania 19081
(Address of principal executive offices) (Zip Code)

1999 STOCK OPTION PLAN
(Full title of plan)

Michael C. Boyd, Chief Executive Officer
740 South Chester Road Swarthmore, Pennsylvania 19081
(Name and address of agent for service)

(800) 289-6863
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Proposed Maximum Registration Fee

Common Stock ($.001 par value)	3,000,000	(1)	$1.27	(2)	$3,810,000	$483

(1)   This Registration Statement shall also cover any additional common shares which become issuable under the Longport, Inc. 1999 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Longport, Inc.

(2)   Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the closing price of $1.27 per share of the common stock of Longport, Inc. on October 27, 2004.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is included in the Reoffer prospectus which follows. The Reoffer prospectus together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the Section 10(a) prospectus.

REOFFER PROSPECTUS

The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant’s Stock Option Plan by officers or directors of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

3,000,000 SHARES OF

COMMON STOCK

LONGPORT, INC.

1999 STOCK OPTION PLAN

We are offering on behalf of certain of our employees, officers, directors and consultants up to 3,000,000 shares of our $.001 par value common stock purchasable by such employees, officers, directors and consultants pursuant to common stock options granted under our 1999 Stock Option Plan. As of this date 3,000,000 options issued under the Plan are outstanding.

This prospectus will be used by our non-affiliates as well as persons who are “affiliates” to resell the shares. We will not receive any part of the proceeds of such sales although we will receive the exercise price for the stock options.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representation regarding the securities we are offering and investors should not rely on any such information. The information provided in the prospectus is as of this date only.

The date of this prospectus is                , 2004.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, including Sections 14(a) and 14(c) relating to proxy and information statements, and in accordance therewith we file reports and other information with the Securities and Exchange Commission. Reports and other information which we file can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Our Common Stock is traded on the Electronic Bulletin Board under the symbol “LPTI.” Reports, proxy and information statements may also be inspected at the Commission’s Web site at www.sec.gov.

We furnish annual reports to our shareholders which include audited financial statements. We may furnish such other reports as may be authorized, from time to time, by our Board of Directors.

INCORPORATION BY REFERENCE

Certain documents have been incorporated by reference into this prospectus, either in whole or in part. We will provide without charge (1) to each person to whom a prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (2) documents and information required to be delivered to directors pursuant to Rule 428(b). Requests for any information shall be addressed to us at 740 South Chester Road, Swarthmore, PA 19081, telephone (800) 289-6863.

TABLE OF CONTENTS

INTRODUCTION

SELLING STOCKHOLDERS

METHOD OF SALE

SEC POSITION REGARDING INDEMNIFICATION

DESCRIPTION OF THE PLAN

APPLICABLE SECURITIES LAW RESTRICTIONS

TAX CONSEQUENCES

LEGAL MATTERS

EXPERTS

INTRODUCTION

We have been assigned the patent and intellectual property right to a soft tissue ultrasound scanner. The Scanner produces a high resolution image of the skin and the tissue up to two centimeters below the skin allowing clinicians to observe the underlying tissue or the status of a wound, without having to incise the patient or put a probing device into a fragile wound bed. The Scanner has received marketing permission from the Food and Drug Administration.

Our address is 740 South Chester Road, Swarthmore, Pennsylvania 19081 and our telephone number is (800) 289-6863.

SELLING STOCKHOLDERS

This prospectus covers possible sales by our officers, directors and affiliates of shares they acquire through exercise of stock options (“options”) granted under the 1999 Stock Option Plan (“Plan”). The names of such individuals who may be Selling Stockholders from time to time are listed below, along with the number of shares of common stock currently owned by them and the number of shares underlying stock options which are offered for sale. The number of shares offered for sale may be updated in supplements to this prospectus, which will be filed with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act of 1933, as amended. The address of each individual is in care of us at 740 South Chester Road, Swarthmore, PA 19081.

Shareholdings

Name of Selling Stockholder	Number (1)	Percent (1)	Number of Shares Offered for Sale

Michie Procter	3,566,466	16.1%	1,000,000
Michael C. Boyd	1,100,000	5.0%	1,000,000
Paul D. Wilson(2)	558,504	2.6%	340,000
Paul R. Quintavalle(2)	247,480	1.2%	160,000
Brian W. Clymer	100,000.5%		100,000

(1)   Includes all stock options exercisable within 60 days from the date hereof, including stock options issued under the Plan.

(2)   Messrs. Quintavalle and Wilson have been granted 240,000 and 960,000 additional stock options which are subject to shareholder approval, before issuance, at prices ranging from $.25 to $1.00.

METHOD OF SALE

Sales of the shares offered by this prospectus will be made on the Electronic Bulletin Board, where our common stock is listed for trading, in other markets where our common stock may be traded or in negotiated transactions. Sales will be at prices current when the sales take place and will generally involve payment of customary brokers’ commissions. There is no present plan of distribution.

SEC POSITION REGARDING INDEMNIFICATION

Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in that Act and is therefore unenforceable.

DESCRIPTION OF THE PLAN

In November 1999 our Board of Directors approved the Plan for the benefit of our employees, officers, directors and consultants. We believe that the Plan provides an incentive to individuals to act as employees, officers, directors and consultants and to maintain a continued interest in our operations. All options were issued under Section 422A of the Internal Revenue Code and are non-qualified stock options.

The terms of the Plan provide that we are authorized to grant options to purchase shares of common stock to our employees, officers, directors and consultants upon the majority consent of our Compensation Committee. Any employee, officer, director or consultant is eligible to receive options under the Plan. The option price must not be less than 100% of fair market value. Options must be exercised within 10 years following the date of grant (or sooner at the discretion of the Compensation Committee), and the optionee must exercise options during service to us or within three months of termination of such service (12 months in the event of death on disability). The Compensation Committee may extend the termination date of an option granted under the Plan.

A total of 3,000,000 shares of our authorized but unissued common stock have been reserved for issuance pursuant to the Plan of which 3,000,000 options are currently outstanding at exercise prices ranging from $.25 to $1.00 per share. In the event of a change in control of our company (as defined in the Plan), all outstanding options become immediately exercisable.

Options under the Plan may not be transferred, except by will or by the laws of intestate succession. The number of shares and price per share of the options under the Plan will be proportionately adjusted to reflect forward and reverse stock splits. The holder of an option under the Plan has none of the rights of a shareholder until shares are issued.

The Plan is administered by our Compensation Committee (consisting of not less than two disinterested directors) which has the power to interpret the Plan, determine which persons are to be granted options and the amount of such options. The provisions of the Federal Employee Retirement Income Security Act of 1974 do not apply to the Plan. Shares issuable upon exercise of options will not be purchased in open market transactions but will be issued by us from authorized shares. Payment for shares may be made by optionees in cash from their own funds or using shares of our common stock owned by the optionee and based upon the market price of our common stock on the date the option is exercised. No payroll deductions or other installment plans have been established. No reports will be made to optionees under the Plan except in the form of updated information for the prospectus. There are no assets administered under the Plan, and, accordingly, no investment information is furnished herewith.

Shares issuable under the Plan may be sold in the open market, without restrictions, as free trading securities. No options may be assigned, transferred, hypothecated or pledged by the option holder. No person may create a lien on any securities under the Plan, except by operation of law. However, there are no restrictions on the resale of the shares underlying the options.

The Plan will remain in effect until December 31, 2009 but may be terminated or extended by our Board of Directors. Additional information concerning the Plan and its administrators may be obtained from us at the address and telephone number indicated under “Incorporation by Reference” above.

APPLICABLE SECURITIES LAW RESTRICTIONS

If the optionee is deemed to be an “affiliate” (as that term is defined under the Securities Act of 1933, as amended), the resale of the shares purchased upon exercise of options covered hereby will be subject to certain restrictions and requirements. Our legal counsel may be called upon to discuss these applicable restrictions and requirements with any optionee who may be deemed to be an affiliate, prior to exercising an option.

In addition to the requirements imposed by the Securities Act of 1933, the antifraud provisions of the Securities Exchange Act of 1934 and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares acquired pursuant to options.

Up to 3,000,000 shares may be issued under the Plan. We have authorized 50,000,000 shares of common stock, of which 20,965,670 shares are currently outstanding. Common shares outstanding and those to be issued upon exercise of options are fully paid and nonassessable, and each share of stock is entitled to one vote at all shareholders’ meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder of the Company. Shareholders do not have the right to cumulate their votes for the election of directors.

Our directors must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934 and the rules thereunder upon the receipt or disposition of any options.

TAX CONSEQUENCES

Upon exercise of the option, the optionee will be taxed, as ordinary income, on the difference between the exercise price of the option and the fair market value of the underlying shares on the date of exercise. The fair market value then becomes the optionee’s basis in the underlying shares.

The provision of Section 401(a) of the Code, relating to “qualified” pension, profit sharing and stock bonus plans, do not apply to the options or underlying shares covered hereby.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed on for us by Gary A. Agron, 5445 DTC Parkway, Suite 520, Englewood, Colorado 80111.

EXPERTS

Our financial statements incorporated by reference to our Annual Report on Form 10-KSB covering the years ended December 31, 2002 and 2003, were audited by Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm, as indicated in their report with respect thereto, and are incorporated herein by reference.

PART I

Item 1.    Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant’s 1999 Stock Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information, the 1999 Stock Option Plan.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 1999 Stock Option Plan are available without charge by contacting:

Michael C. Boyd, Chief Executive Officer

740 South Chester Road

Swarthmore, Pennsylvania 19081

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(a)                                  The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003, as filed with the SEC on April 12, 2004.

(b)                                 The Registrant’s Quarterly Reports on Form 10-QSB for the three months ended March 31, 2004 and June 30, 2004.

(c)                                  The Registrant’s Current Reports on Form 8-K as filed with the SEC between January 1, 2004 and October 21, 2004.

(d)                                 The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form SB-2 under the Securities Act, file no. 333-75236, including any amendments or reports filed for the purpose of updating such description.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation provide that liability of directors to the Registrant for monetary damages is eliminated to the full extent provided by Delaware law. Under Delaware law, a director is not personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on the Registrant’s capital stock or the unlawful purchases of its capital stock; or (iv) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Registrant and its shareholders (through shareholders’ derivative suits on behalf of the Registrant) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of any securityholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    Exemption from Registration Claimed.

None.

Item 8.    Exhibits.

Number	Exhibit

4.01	1999 Stock Option Plan (1)
5.1	Opinion of Gary A. Agron
23.1	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm
23.2	Consent of Gary A. Agron is contained in Exhibit 5.1

(1)     Incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the SEC on November 12, 1999.

Item 9.    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Swarthmore, Pennsylvania on October 26, 2004.

Longport, Inc.

By:	/s/ Michael C. Boyd
Michael C. Boyd
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 26, 2004.

Name	Title

/s/ Michie Procter	Chairman of the Board of Directors
Michie Procter

/s/ Michael C. Boyd	Chief Executive Officer and Director
Michael C. Boyd

/s/ Paul D. Wilson	President, Chief Financial Officer
Paul D. Wilson	(Principal Accounting Officer) and Director

/s/ Paul R. Quintavalle	Director
Paul R. Quintavalle

/s/ Brian W. Clymer	Director
Brian W. Clymer

EXHIBIT INDEX

Number	Exhibit

4.01	1999 Stock Option Plan (1)
5.1	Opinion of Gary A. Agron
23.1	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm
23.2	Consent of Gary A. Agron is contained in Exhibit 5.1

(1)     Incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the SEC on November 12, 1999.